Agreement

This agreement (the “Agreement”) is made by and between Entranet Inc. a Florida corporation (hereafter “ENTRANET”); and Mr. Nikolaos Stratigakis, an individual residing in Thessaloniki, Greece (hereafter “VP” and collectively with “ENTRANET” the “Parties) on this 15th day of May 2014 (the “Effective Date”).

Whereas ENTRANET is in the process of building its corporate structure, developing its U.S business and Going Public on the OTC-QB, and requires management and oversight of its day-to-day operations.

Whereas ENTRANET requires a full-time employee to perform certain services required for its corporate, U.S business and Going Public Transaction day-to-day management and VP desires to perform such services as its full-time Vice President.

NOW THEREFORE INTENDING TO BE LEGALLY BOUND, THE PARTIES AGREE AS FOLLOWS:

1.	The Parties agree that they shall work together to:

•	Implement ENTRANET’s business plan and advance ENTRANET’s U.S business; and
•	Develop ENTRANET’s investor base and establish ENTRANET’s investor network and profile to the investment community.

The Parties agree that the VP will offer its services (the “Services”) exclusively to ENTRANET for a period of nineteen-and-a-half months starting on May 15th 2014 and ending on December 31st 2015 (the “Term”), and that the VP will allocate up to 150 (one hundred and fifty) hours per month on average during the Term.

2.	In particular, the Parties agree to the following individual tasks and responsibilities:

(A) ENTRANET will provide all necessary management and administrative assistance to support the implementation of its business plan and the roll-out of its U.S business, investor relations and investment plans.

(B) VP will be responsible for all procedures that facilitate all services managed by the company and will assist in planning, budgeting, staffing, driving performance, continuous quality and process improvement for the general operations and business. VP will be required to coordinate the efforts of the different operational areas under management to ensure minimal duplication of efforts on the one hand, and maximum efficiency and cost effectiveness, on the other hand.

(C) VP will assure the successful execution of the company’s business mission through development and deployment of the company’s application, software tools and web presence, including identification of competitive services, opportunities for innovation, and assessment of marketplace obstacles and technical hurdles to the business success. VP will identify technology trends and evolving social behaviour that may support or impede the success of the business and will evaluate and identify appropriate technology platforms for delivering the company’s services. VP will lead strategic planning to achieve business goals by identifying and prioritizing development initiatives and setting timetables for the evaluation, development, and deployment of all services. VP will communicate the company’s technology strategy to investors, management, staff, partners, customers, and stakeholders.

Agreement between Entranet Inc. and Nikolaos Stratigakis	CONFIDENTIAL

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(D) Such other Services and assistance as VP and ENTRANET will mutually deem reasonably necessary or appropriate to enhance ENTRANET’s business.

3.	ENTRANET will pay to VP a) a salary of USD 4,000 (four thousand United States Dollars) per month for the Term –i.e. a total of USD 78,000 (seventy eight thousand United States Dollars) and b) an incentive fee of 62,500 (sixty two thousand five hundred) shares of unregistered ENTRANET common stock (the “Shares”).

ENTRANET will pay VP from investor equity and/or loan facilities and/or its operating profits. In case ENTRANET pays VP from its operating profits, ENTRANET will allocate a minimum 7% (seven percent) of such operating profits until USD 78,000 is reached.

ENTRANET may pay VP applicable bonuses in addition as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board.

Said salaries and fees are cumulative and net of expenses, taxes and withholdings, if any, and do not include additional fees which may be necessary from other professional advisors or regulatory agencies or other agreements between the Parties.

The Shares will be issued in the name of VP and constitute a commencement incentive and consideration now earned, due and owing to VP for entering into this Agreement and allocating its resources to ENTRANET’s account for the Term. ENTRANET acknowledges that VP must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and ENTRANET agrees that it will take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

4.	The Parties, together with their managers and associates, agree that all steps taken to prepare and implement each transaction will be done transparently, comprehensively, and legally. The Parties shall not misrepresent information or seek to generate an unfair advantage among the parties involved. Any and all vital and material information held over each transaction will be immediately and verifiably disclosed to the other Party.

5.	The Parties shall not accept projects or clients which involve business activities or revenue from illegal or unethical sources, including terrorism, money laundering, drugs and narcotics, weapons sales, human trafficking, counterfeit products, trade in illegal materials or protected species, etc. The Parties shall take all steps to screen the clients and other parties involved in every transaction as part of their due diligence and investment or operations preparation work. Any indication of revenue from illegal activity, or any indication that the clients or other parties are involved in illegal activity, will be immediately set forth in writing to the Parties, and a decision will be made on whether or not to continue the respective transaction.

6.	In the case VP must incur significant additional work or expenses relating to the Services as defined herein, the Parties may agree to make other provisions for this work or expenditure. Any such agreement shall be determined in writing and in advance, with the signed acceptance of the Parties.

7.	ENTRANET is responsible for all and any expenditure made under this Agreement. This expenditure may include, but is not limited to, salaries and wages, overhead expenses, consultancy fees, travel, accommodation, meals etc. ENTRANET shall reimburse all such reasonable expenses incurred by VP and approved by ENTRANET.

8.	The Parties agree to respect the confidentiality of the operations within the present Agreement. All written communications will be safeguarded and addressed only to the principals of each transaction. The Parties will not disclose the contents of this Agreement and the confidential information to any person or entity other than the necessary parties, except as required by law.

Agreement between Entranet Inc. and Nikolaos Stratigakis	CONFIDENTIAL

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9.	The Parties agree that any changes or revisions to this Agreement and any supplemental Agreements shall only be done in writing with the prior agreement of the Parties.

10.	In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the validity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been in it.

11.	The Parties agree to work together to implement this Agreement professionally, transparently and ethically.

For Entranet Inc. Eleftherios Papageorgiou Chief Executive Officer	For Nikolaos Stratigakis Nikolaos Stratigakis

Agreement between Entranet Inc. and Nikolaos Stratigakis	CONFIDENTIAL